UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  November 3, 2008

Multiband Corporation

(Exact name of registrant as specified in its chapter)

Minnesota	13529	41-1255001
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9449 Science Center Drive
New Hope, Minnesota	55428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 763-504-3000

(Former name or former address, if changed since last report)

Item 1.01: Entry into a Material Definitive Agreement

On November 3, 2008, Multiband Corporation, a Minnesota corporation (Multiband), and DirecTECH Holding Company, Inc., a Delaware corporation (“DTHC”), entered into a comprehensive Stock Purchase Agreement (the “SPA”). Pursuant to the SPA, Multiband will purchase 80% of the issued and outstanding shares of common stock of all DTHC operating subsidiaries (except for Michigan Microtech, Inc., of which Multiband previously purchased 51% of the stock in January, 2008, and of which Multiband would now purchase an additional 29% of the stock), for Thirty-Three Million Nine Hundred Thousand and No/100 Dollars ($33,900,000) which will be paid as follows: One Million and No/100 Dollars ($1,000,000) in cash at closing and a secured promissory note for Thirty-Two Million Nine Hundred Thousand and No/100 Dollars ($32,900,000) which is due four years from the date of the parties’ initial closing of the SPA. The promissory note carries an interest rate of 8.25% per annum, subject to adjustment in the event of a default. Multiband shall purchase the remaining 20% of the issued and outstanding shares of common stock of all DTHC operating subsidiaries by December 31, 2009, subject to obtaining Multiband Shareholder approval. The consideration for the 20% purchase will be Ten Million and No/100 Dollars worth of Multiband Series J Preferred Stock, whose issuance will require Multiband shareholder approval. The closing on the 80% stock transaction is expected to occur on or about January 1, 2009, and the closing on the 20% stock transaction is anticipated to occur on or before December 31, 2009. This summary includes only some of the material terms of the SPA. Please refer to the Exhibit for all of the transaction terms.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.
.

Date: November 6, 2008	Multiband Corporation

	By	/s/ James L. Mandel
James L. Mandel
Chief Executive Officer

Exhibit: Stock Purchase Agreement Dated November 2008